L B B
LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   To the Board of Directors and Stockholders of Amarillo Biosciences, Inc.

We consent to incorporation by reference in this Registration Statement of Amarillo Biosciences, Inc., on Form S-8 to be filed with the Commission on or about May 9, 2006 of our Report of Independent Registered Public Accounting Firm dated March 27, 2006 covering the financial statements of Amarillo Biosciences, Inc. for the year ended December 31, 2005, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended. We also consent to the reference to us under the heading "Experts"' in such Registration Statement.

LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP

Houston, Texas May 9, 2006

2500 WILCREST DRIVE, SUITE 150 • HOUSTON, TEXAS 77042 • TEL: (713) 877-9944 « FAX: (713) 979-1735